Exhibit 99.1

Company Contact:

Sterling McDonald, VP & CFO

(713) 935-0122

smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com

Jack Lascar / jlascar@drg-e.com

DRG&E / 713-529-6600

For Immediate Release

EVOLUTION PETROLEUM ENTERS INTO GIDDINGS FIELD DEVELOPMENT JOINT VENTURE

Houston, TX, July 19, 2010 - Evolution Petroleum Corporation (NYSE Amex : EPM) announced today that it has entered into a joint venture with an industry partner to drill up to five horizontal development wells in the Giddings Field in central Texas.

The wells to be drilled are from Evolution’s portfolio of proved and probable locations and target the naturally fractured Austin Chalk and Georgetown formations in Burleson and Grimes counties in central Texas. Evolution will operate the wells through the drilling and completion phases and will participate for a 20% working interest before payout and 38% working interest after payout. Evolution expects to pay a 10% working interest share of the costs associated with drilling and completing the wells in which it participates within the joint venture.  The additional 10% before payout working interest and 28% after payout working interest represent Evolution’s contribution of leases to the joint venture. Drilling operations are expected to begin within sixty days and should be completed by early spring 2011. Evolution’s capital contribution will be funded from current working capital and expected operating cash flows as part of its fiscal 2011 plan.

Robert Herlin, President and CEO of Evolution, said “We are pleased to resume development of our Giddings undeveloped portfolio in partnership with a strong industry operator who recognizes our horizontal drilling capabilities and reserves potential. EPM has accumulated approximately 18,000 net acres in the Giddings Field in where it has ten producing wells, 21 proved undeveloped drilling locations and 2 probable undeveloped drilling locations as of July 1, 2009. By bringing in a partner, we can accelerate our development program at a reduced cost and increase field production that, in our wells, is typically 30% crude oil, 35% natural gas liquids and 35% natural gas. This joint venture is consistent with our overall strategy of originating development projects, proving the potential and capturing the asset value by utilizing third party capital to carry out full scale development.”

About Evolution Petroleum

Evolution Petroleum Corporation acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value. The Company is well positioned to continue its development projects in CO2 based EOR, bypassed resources and low cost shale gas. Principal assets as of July 1, 2009 include 3.9 MMBOE of proved and probable reserves in the Giddings Field of Central Texas, 0.5 MMBO of proved and unproved reserves with additional drilling locations in South Texas, 13.6 MMBO of probable reserves in the Delhi CO2 EOR project in northeast Louisiana that began producing in March 2010, over 17,500 net acres of leases in shallow gas shale in Eastern Oklahoma and a proprietary artificial lift technology intended to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).